Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE AND CONFIDENTIAL

REDACTED INFORMATION IS INDICATED BY [***]

Dated October 12, 2023

OPKO HEALTH SPAIN, S.L.U.

and

NEXTPLAT CORP

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (the “Agreement”) is made effective as of October 12, 2023

BETWEEN

(1)	OPKO HEALTH Spain, S.L.U. (“OPKO”), located at Plaça Europa, 13-15 Local 2, 08908 Hospitalet de Llobregat (Barcelona) Spain (the “Supplier”), and

(2)	NextPlat, Corp., a Nevada corporation (“NextPlat”), with offices at 3250 Mary Street, Suite 410, Miami, Florida 33133 (the “Distributor”).

BACKGROUND

(A)	The Supplier, or one or more of its subsidiaries or affiliates, carries on the business of manufacturing and selling the Products.

(B)

The Distributor has been granted rights from Alibaba.com Singapore E-Commerce Private Limited (“Alibaba”) to utilize Alibaba’s Tmall Global e-commerce platform for the sale of products to the Chinese consumer markets.

(C)

The Distributor desires to buy from the Supplier, and the Supplier wishes to supply to the Distributor, the Products on the terms and conditions set out in this Agreement, to distribute them in the Territories.

AGREED TERMS

1. INTERPRETATION

1.1	The definitions and rules of interpretation in this Clause apply in this Agreement.

Business Day: a day (other than a Saturday, Sunday, or public holiday) when banks in Miami, FL are open for business.

Commencement Date: means [•], 2023.

Confidential Information: means the content of this Agreement and the matters set out in it and all information in whatever form (including without limitation, written, oral, visual or electronic form, or on tape or disk) relating to a party, such party’s systems and processes, its use or potential use of the Products, (including, but not limited to, the Product Prices other pricing information and the Specification), that is directly or indirectly disclosed by such party or any of its agent and/or employees to the other party or any of its representatives or which comes to the other party’s attention or possession in connection with this Agreement or otherwise.

Delivery Date: means the date of delivery specified in an Order in accordance with Clause 11.

Delivery Location: Means the premises indicated by the Supplier from time to time with the acceptance of the corresponding Order.

Intellectual Property Rights: all patents, rights to inventions, utility models, copyright and related rights, trade-marks, service marks, trade, business and domain names, rights in trade dress or get-up, brands, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database right, topography rights, moral rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications for and renewals or extensions of such rights, and all similar or equivalent rights or forms of protection in any part of the world. Intellectual Property Right means any one of the Intellectual Property Rights.

Month: a calendar month

Order: an order for Products submitted by the Distributor to the Supplier from time to time.

Products: the products set out in Schedule 1 as may be amended, modified, improved, or supplemented by agreement between the parties from time to time.

Product Prices: the transfer prices of the Products as set out in Schedule 1.

Specification: the specification of the Products as set out in Schedule 2 or as agreed by the parties in writing from time to time.

Term: the term of this Agreement as more particularly set out at Clause 4.

Territories: the territories set out in Schedule 1.

Trademarks: the Product trademarks identified in Schedule 1.

Year: a period of twelve (12) consecutive calendar months.

1.2	Clause, schedule, and paragraph headings shall not affect the interpretation of this Agreement.

1.3	Words in the singular shall include the plural and vice versa.

1.4

A reference to a statute, statutory provision or any subordinate legislation made under a statute is to such statute, provision or subordinate legislation as amended or re-enacted from time to time whether before or after the date of this Agreement and, in the case of a statute, includes any subordinate legislation made under that statute whether before or after the date of this Agreement.

1.5	A reference to writing or written includes faxes and electronic mail.

1.6	The schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement and any reference to this Agreement includes the schedules.

2. DISTRIBUTION OF THE PRODUCTS

2.1

Subject to the terms and conditions of this Agreement, the Supplier grants the Distributor, and the Distributor accepts, the right to market the Products for their resale utilizing the Alibaba platform in the Territories as set out in Schedule 1.

2.2

The Distributor agrees to distribute the Products in the Territories through the Alibaba platform, in accordance with the terms and conditions set forth in this Agreement and according to reasonable instructions received from the Supplier and Alibaba, particularly the instructions referring to the technical advice required for the optimum warehousing and marketing of the Products.

2.3	The Distributor shall sell the Products on its own account and risk. All orders from customers in the Territories shall be handled by the Distributor, who shall assume all credit risks.

2.4

At all times during the Term of this Agreement, The Distributor shall comply with all applicable laws, enactments, orders, regulations, and other instruments in respect of the importation, storage, warehousing, advertising, marketing, packaging, labelling, and other aspects for selling or distributing the Products in the Territories.

Likewise, all translations of marketing, promotional and packaging materials different from English are under the responsibility of the Distributor. When receiving the translation, it is understood that applicable regulations have been observed.

Therefore, the Distributor guarantees the accuracy of the marketing, promotional and packaging materials translations, and their compliance with the regulations of the relevant country.

2.5	The Distributor shall take diligent care of the samples, catalogues, price lists and other items and/ or documents that the Supplier provides for marketing the Products in the Territories.

2.6

Given the nature of the industry to which the Products belong, the Distributor acknowledges that distribution of the Products must be carried out by traders who offer an image, level of service, and attention to the public that is adequate for the nature of the Products. The Distributor agrees to:

(a)	have available a level of resources (human or otherwise) adequate for the distribution of the Products in the Territories consistent with the industry standards and the terms of this Agreement; and

(b)

ensure that its staff is properly trained to sell the Products and is qualified to offer the public professional attention, service, information and advice regarding the Products; as well as, take any measures necessary to ensure that the Distributor’s directors, executives, employees and associates are familiar with the obligations assumed by the Distributor and abide by those obligations.

2.7	The Distributor shall provide the Supplier with the commercial information set out below:

(a)	a quarterly report on the state of the market, trends in demand, competitors’ positions and new developments.

(b)	full, up-to-date information relating to current local law and proposed new laws applicable to the activity of marketing the Products in the Territories.

2.8

The Supplier will provide the Distributor (free of charge) with handbooks, promotional, advertising, and commercial material, manuals on current services, bulletins, specification sheets, publications and information relating to the Products, in electronic support. This documentation will always remain the Supplier’s property.

3. REGISTRATION OF THE PRODUCTS

3.1

It is an essential condition of this Agreement that the Products registrations are filed and registered in the name of the Supplier as owner and manufacturer thereof if so required by the laws of the Territories in which the Products are to be sold.

3.2

To the extent required by applicable law, the Distributor shall file the necessary documentation for registration of the Products with the government authorities of the Territories in the name and on behalf of the Supplier, in the term of one (1) month following the receipt from the Supplier of the necessary registration documentation.

Accordingly, for this purpose, the Supplier shall provide the Distributor (or the relevant authorities in the Territories) with a copy of the necessary registration documentation, , and the General Administration of Customs China and Ministry of Agriculture and Rural Affairs certifications. If additional investigations and studies are required by the competent authorities in the Territories, the Supplier shall bear all costs of such additional investigations and studies.

In such circumstances, the Supplier shall be solely and exclusively liable for payment of the fees and/or dues to the relevant authorities and has sole responsibility for maintaining the registrations in force, and it shall pay the necessary fees and/or other charges for this purpose.

3.3

If the launch of the commercialization of the Products in the Territories is delayed more than six (6) months following the date of execution of this Agreement, the Supplier shall be entitled to terminate the Agreement.

3.4	Breach of the obligations indicated in this Clause 3 shall be considered a material breach of the Agreement that could cause significant financial loss to the Supplier.

4. TERM

4.1	This Agreement shall commence on the Commencement Date and shall remain in effect for an initial period of one (1) year, binding for both parties without prejudice of the provisions of Clause 17.

4.2

After the one-year term, this Agreement shall be automatically renewed for consecutive periods of one (1) year, unless terminated by either party by written communication to the other party with, at least, three (3) months prior notice.

5. INDEPENDENCE

5.1

All the transactions carried out by the Distributor pursuant to this Agreement shall be understood to be carried out on the Distributor’s behalf and account. Under no circumstances may the Distributor act as the Supplier’s representative or agent. The Distributor shall carry out its necessary legal obligations, including, without limitation, the following:

(a)

obtain and maintain in force for the Term of this Agreement all licences, permissions, authorizations, consents, and enrolments that may be required for operating the activity of Distributor in accordance with applicable law from time to time; and

(b)

perform, in due time and form, all obligations concerning taxation, that are necessary to properly operate its business activity and, in general, perform all other obligations arising in connection with its relationships with the persons working for the Distributor.

5.2

The Distributor agrees to hold the Supplier harmless in connection with any claim that may be brought against the Supplier as a result of the Distributor’s non-performance of any of Distributor’s obligations hereunder.

5.3

There is no employment relationship between Supplier and Distributor, either ordinary or special and Supplier and Distributor are independent contractors. The Supplier assumes no obligation to Distributor’s staff and associates. The Distributor is free to determine the working hours, number of staff required and all other aspects of organising its business activity, as appropriate for an independent businessperson.

6. SUPPLY & PURCHASE OF THE PRODUCTS

6.1

Products will only be purchased by the Distributor from the Supplier on the terms and subject to the conditions of this Agreement. To that effect, the Distributor may place Orders with the Supplier for the Products in writing, via electronic mail, traditional mail, or facsimile.

6.2

The Supplier undertakes to acknowledge receipt of Orders within a maximum of 5 Business Days and to supply the Products to the Distributor in accordance therewith, provided it is able to do so. Otherwise, it shall notify the Distributor of the number of Product units it is able to supply and the date of dispatch thereof, as soon as practicable. An Order shall be automatically withdrawn by the Distributor for all purposes if it is not confirmed by the Supplier within the above-mentioned term.

6.3

When an Order exceeds the binding forecast provided to the Supplier in accordance with Clause 7.2, the Supplier shall use all reasonable endeavours to supply the Products ordered in excess of forecasts, without being obliged thereto.

6.4	Delivery Dates foreseen in the Distributor’s Orders shall grant the Supplier, at least, 60 Business Days for dispatching the Order at the Delivery location FCA, Incoterms 2010).

6.5	Any Order placed by the Distributor shall have, at least, the minimum volume for each Product as set out in Schedule 1.

6.6

Once the Supplier has confirmed the Order, the Supplier shall use its commercially reasonable efforts to supply to the Distributor all the Products specified on the Order in full and in accordance with all terms set out on the Order.

6.7

The Distributor acknowledges and accepts that the batches of Products manufactured by the Supplier according to this Agreement and in accordance with a particular Order received from the Distributor, may result in volume shortfalls or excesses around 10% maximum.

Therefore, the Distributor expressly accepts such volume variation and commits itself to accept (and pay the corresponding invoice) the batches of Product supplied by the Supplier as a result of a particular Order, containing maximum 10% difference (under or over) the volume stated in the corresponding Order.

7. FORECASTS

7.1

Within fifteen (15) days from the beginning of each calendar quarter, the Distributor shall provide the Supplier with a rolling forecast of its requirements of the Products for each of the following twelve (12) calendar months.

7.2

The quantities required by the Distributor for the months comprised in the first quarter of each forecast shall be firm and binding for the Distributor and shall not deviate more than twenty (20) per cent from the estimation for such quarter provided to the Supplier in the preceding forecast.

7.3

Should the Orders placed by the Distributor not achieve the amount committed by the Distributor according (i) to the rolling forecast submitted; or (ii) to the minimum purchase amount agreed upon by the parties according to Clause 9 below; or should a particular Order be cancelled by the Distributor after the beginning of the corresponding manufacture, and should such circumstances cause a damage to the Supplier, without this limiting any other right or remedy that the Supplier may have, the Supplier shall be entitled to claim for a compensation for those damages, which may include the costs for any related preparatory work, materials purchased, packaging, and unused raw materials purchased in good faith.

8. EXCLUSIVITY AND NON-COMPETE

8.1	This Agreement is executed on an exclusive basis. The scope of such exclusivity (regarding the Products and the Territories) is stated in Schedule 1.

8.2	The exclusivity shall operate as follows:

(a)

The Supplier agrees to serve the Products within the Territories as stated in Schedule 1, solely to the Distributor and agrees not to sell the Products directly in such Territories to users or appoint any other distributors.

(b)	The Distributor shall use and market the Products under the Trademarks in the Territories.

(c)	The Distributor shall not use and market the Products, under other trademarks, or in other territories different from the Territories stated for each particular Product in Schedule 1.

(d)

The Distributor shall require the Supplier’s express written consent to operate through agents, sub-distributors or otherwise. If the Distributor appoints an agent or sub-distributor, the agent or sub-distributor shall be obligated to comply with the terms hereof, and Distributor shall be liable for their management and acts.

8.3

The Distributor shall acquire the Products only from the Supplier and shall not be provided (directly or indirectly, through agents, distributors or otherwise) with the Products or products of the same type by third parties, without the prior written consent of the Supplier or as otherwise permitted under this Agreement.

9. MINIMUM PURCHASE ORDERS

9.1	The Distributor undertakes to purchase from the Supplier a minimum volume of Products, on the basis of the annual turnover plan agreed and incorporated in the Schedule 3 hereto.

The turnover plan establishes, for the first year following the execution of this Agreement, the minimum quantities of each Product that the Distributor undertakes to purchase from the Supplier for the year.

Effective compliance therewith shall be checked by the Parties quarterly.

9.2

Once the initial one-year turnover plan has lapsed, the parties shall negotiate the minimum purchase volume applicable for the following years, which shall be fixed, at least, sixty (60) days before the start of the relevant period. The Supplier shall be completely free to propose the minimum purchase it considers appropriate, without in any way being bound by market developments or by purchases in previous years.

Should the parties not reach agreement within sixty (60) days from the start of their negotiations, any of the parties may be entitled to terminate this Agreement, without this entitling the Distributor to claim for any compensation or indemnification.

9.3	Should the Distributor not achieve the minimum annual purchase volume agreed for a particular year, the Supplier may terminate this Agreement.

The termination of this Agreement shall take effect in the term of one (1) month after notification of the Supplier’s decision and shall not entitle the Distributor to claim for any compensation or indemnification of any kind. In such event, the Distributor shall, at the request of the Supplier, immediately complete the necessary formalities with the relevant authorities in the Territories to enable the Supplier and/or other distributors appointed by the Supplier to market the Products therein.

10. MANUFACTURE, QUALITY AND PACKING

10.1

The Supplier shall make its best efforts to maintain sufficient manufacturing capacity, stocks of raw materials and stocks of Products to enable it to meet the Distributor´s Orders in line with the Distributor´s minimum purchase volume and forecast.

10.2	The Supplier shall manufacture, pack, and supply the Products in accordance with all generally accepted industry standards and practices that are applicable.

10.3	The Supplier covenants, warrants and represents that Products supplied to the Distributor by the Supplier under this Agreement shall:

(a)	conform to the Specification, as set out in Schedule 2;

(b)	be free from defects in design, material and workmanship and remain so until its acceptance by the Distributor according to Clause 13; and

(c)	comply with all applicable statutory and regulatory requirements.

10.4	The Supplier shall ensure that the Products are properly packed and secured to be provided to the Distributor at Delivery Date in good condition.

10.5

The parties shall obtain and maintain in force for the Term all licences, permissions, authorisations, consents and permits needed to comply with the purpose and terms and conditions of this Agreement in accordance with applicable law from time to time.

10.6	The parties shall comply with all applicable laws, enactments, orders, regulations, and other instruments relating to the manufacture, packing, marking, storing, handling and delivery of the Products.

11. DELIVERY

11.1

The Supplier shall deliver each Order on the Delivery Date in the Delivery Location (at Supplier’s premises), and subject to FCA the Supplier´s manufacturing facility (Incoterms 2010 of the Paris International Chamber of Commerce).

11.2

Each Order shall be accompanied by a delivery note from the Supplier showing the Order number, the date of the Order, the type and quantity of the Products and the expiry date of the Products included in the Order, jointly with a certificate of analysis issued by the Supplier stating conformity with the Specifications.

12. CHANGES TO PRODUCTS

12.1	The Supplier shall be entitled to make changes to the Products as set out below:

(a)	change the characteristics, Specifications, design, appearance, presentation or packaging of the Products, giving to the Distributor written notice of changes at least 30 days in advance;

(b)

cease marketing any Product in the Territories, with such cessation not giving rise to any obligation for the parties and not entitling the Distributor to claim for a compensation or indemnification of any kind, and giving it written notice of such circumstance at least 30 days in advance.

12.2

Any Products in possession of the Distributor that are not available for their commercialization and distribution due to any change in local regulations in the Territories, shall be destroyed by the Distributor at its own cost.

Any packaging material in the Supplier´s stock that cannot be used for the manufacturing of the Products due to changes in the local regulations in the Territories or due to any change prompted by the Distributor, shall be destroyed by either the Distributor or the Supplier, at the Distributor own cost.

13. ACCEPTANCE AND DEFECTIVE PRODUCTS

13.1	The Distributor shall not be deemed to have accepted the Products until it has accepted them expressly or tacitly.

13.2

Should the Distributor estimate that any of the Products received do not comply with Clause 10 above or are not otherwise in conformity with the terms of this Agreement, then, the Distributor shall give notice of this circumstance to the Supplier within 15 days from the Delivery Date. Should the Distributor not communicate to the Supplier its non-conformity with the Products received within the above-mentioned term, the Products shall be deemed accepted by the Distributor.

13.3

If the parties fail to reach Agreement on whether the Products supplied comply with Clause 10 above or not, the batch in dispute shall be analyzed by an independent international testing laboratory selected by the parties by mutual Agreement (or in the absence of such Agreement, in accordance with the procedure laid down in Clause 25.14 below), the costs of which shall be borne by the party whose claim is not upheld.

13.4

In the event of a claim by the Distributor, the Supplier’s obligation shall be to replace the defective lots of the Product immediately at no additional cost to the Distributor or to refund the Products Price paid by the Distributor, but in no circumstances shall the Products or part thereof be returned to the Supplier without its prior consent.

13.5

The Distributor rights above mentioned shall not apply when the Products delivered by the Supplier, after their delivery, are modified, altered, damaged, transported or stored by the Distributor in any way that might be detrimental to the Products. Such right shall only apply when the Products are not accepted due to a defect in the manufacturing of the Products that occurred before the Delivery Date.

14. TITLE AND RISK

Property (with full title guarantee) and risk in the Products shall pass to the Distributor after the Products have been completely paid by the Distributor (retention of ownership) while risk will pass to the Distributor when they will be delivered to freight company appointed by the Distributor (FCA).

The parties agree to proceed in the following terms and conditions:

Supplier’s obligations	Distributor’s obligations
It must clear the goods for export.	It must clear the goods for import.
It must send the goods to the Delivery Location on the Delivery Date.	It must designate and contract (at its own expense and risk) the carrier and, through such carrier, it must take delivery of the goods.
It must bear all risks of or damage to the goods until the arrival to the Delivery Location; upload of the goods to the carrier designated by the Distributor shall be at the Supplier’s risk.	It must bear all risks of or damage to the goods as from the receipt of the goods in the Delivery Location

15. PRODUCT PRICES

15.1

The Product Prices to be paid by the Distributor to the Supplier are the ones stated in Schedule 1 hereto, are exclusive of applicable taxes and FCA the Delivery Location. Product Prices shall be increased by applicable taxes.

The parties will review the Product Prices on a yearly basis in order to keep it up with the market costs of raw materials, other materials, and labor costs. Should the parties not reach agreement within thirty (30) days from the start of their negotiations, any of the parties may be entitled to terminate this Agreement, without this entitling the Distributor to claim for any compensation or indemnification of any kind.

15.2

The Product Prices are inclusive of the costs of packaging which shall be paid by the Supplier. The Products Prices are not inclusive of the costs of insurance and carriage of the Products which shall be borne and paid by the Distributor.

16. PAYMENT TERMS AND REPORTS

16.1

The Supplier shall issue (i) a proforma invoice for each Order on or at any time the Order is accepted by the Supplier; and (ii) the definitive invoice on or at any time after the Delivery Date (that is, once the Products are manufactured and delivered to the freight company appointed by the Distributor at the Delivery Location).

16.2

The Distributor shall pay the invoice within 60 days as from the invoice date. The payment shall be made by the Distributor by means of a wire transfer to the bank account indicated by the Supplier in the relevant invoice.

16.3

If any sum payable under this Agreement is not paid when due, then that sum will accrue interest at a rate of 3% per annum from the date that is 5 days after the due date until payment is made in full both before and after any judgment at the legal interest rate.

16.4

If there is any default on payment by the Distributor, the Supplier also reserves the right to: (i) refuse to supply additional Products to the Distributor; and/or (ii) demand full payment in advance for the new Orders of Products.

17. TERMINATION

17.1	A party shall be entitled to terminate this Agreement at any time with immediate effect by giving notice in writing to the other party if:

(a)

the other party commits a material breach of its obligations under this Agreement and, if such breach is remediable, fails to remedy that breach within a period of 30 days after receipt of notice in writing requiring it to do so; or

(b)

the other party suspends, or threatens to suspend, payment of its debts or is, or is deemed to be, insolvent or unable to pay its debts as they fall due for payment, or admits inability to pay its debts; or

(c)	the other party enters into any arrangement for the benefit of its creditors; or

(d)

an order is made, or a resolution is passed, or any analogous proceedings are taken for the winding-up, administration or dissolution (other than for the purposes of a solvent amalgamation or reconstruction) of the other party; or

(e)

any liquidator, trustee in bankruptcy, receiver, administrative receiver, administrator, or similar officer is appointed over, or in respect of, the other party or any part of its business or assets; or

(f)

a creditor or encumbrancer of the other party attaches or takes possession of, or a distress, execution, sequestration or other such process is levied or enforced on or sued against, the whole or any part of its assets and such attachment or process is not discharged within 14 days; or

(g)	the other party ceases, or threatens to cease, to carry on all or substantially the whole of its business; or

(h)	The parties do not reach an Agreement on the Product Prices, as stated in Clause 15.1 above.

For the avoidance of doubt, among others, breaches of: anti-bribery obligations, the FCPA, registration of the Products, payment terms, exclusivity and non-compete Clauses, shall be deemed material breaches of this Agreement.

17.2	Termination of this Agreement shall not prejudice the parties’ rights and remedies which have accrued as at termination.

17.3

Termination of this Agreement, irrespective of the way in which it occurs and the cause thereof, shall not give to the Distributor any entitlement to indemnity for damages or any other type of compensation (particularly, there will be no entitlement to indemnity for goodwill). The Distributor expressly acknowledges that it will have no entitlement after the termination of this Agreement and that any investment the Distributor makes will be exclusively for its own account and at its own risk.

17.4

Additionally, the Supplier may terminate this Agreement if, for any reason whatsoever, the Distributor is merged with or absorbed by any third party, or the shareholders possessing voting control of the Distributor change.

18. OBLIGATIONS ON TERMINATION

18.1	The rights and obligations of the parties arising prior to the date of termination shall not be affected after termination.

18.2

The Distributor agrees to stop referring to itself as the Supplier’s Distributor or former Distributor and shall refrain from using, whether in whole or in part, separately or in association with other signs, the Trademarks, the Supplier’s name, brands or distinguishing sings, and using any other brand or sign that might create a risk of confusion or association with the Supplier or the Supplier’s distinguishing signs or the Products.

18.3	Likewise, each party shall promptly:

(a)

return to the other party all equipment, materials and property belonging to the other party that the other party had supplied to it or a member of its group in connection with the supply of the Products under this Agreement;

(b)	return to the other party all documents and materials (and any copies) containing the other party´s Confidential Information;

(c)

erase all the other party´s Confidential Information from its computer systems (to the extent possible), and the obligations hereunder with respect to Confidential Information shall remain in place; and

(d)	on request, certify in writing to the other party that it has complied with the requirements of this Clause 18.

19. INDEMNITY

19.1	The Supplier shall indemnify and hold the Distributor harmless against any liabilities, costs, expenses suffered or incurred by the Distributor arising out of:

(a)	any claim made against the Distributor for actual or alleged infringement of a third party's Intellectual Property Rights arising out of or in connection with the supply or use of the Products;

(b)

any claim made against the Distributor by a third party arising out of the supply of the Products to the extent that such claim arises out of the breach, negligent performance or failure or delay in performance of this Agreement by the Supplier, its employees, agents, or subcontractors; and

(c)

any claim made against the Distributor by a third party for any direct damage arising out of defective Products, to the extent that the defect in the Products is attributable to the acts or omissions of the Supplier, its employees, agents, or subcontractors.

19.2	The Distributor shall indemnify and hold the Supplier harmless against any liabilities, costs, expenses suffered or incurred by the Distributor arising out of:

(a)

any claim made against the Supplier by a third party arising out of the sale or use of the Products by the Distributor, to the extent that such claim arises out of the breach, negligent performance, gross misconduct or failure or delay in performance of this Agreement by the Distributor, its employees, agents, or subcontractors; and

(b)

any claim made against the Supplier by a third party for any direct damage arising out of, or in connection with defective Products, to the extent that the defect in the Products is attributable to the acts or omissions of the Distributor, its employees, agents, or subcontractors.

19.3

Nothing in this Clause shall restrict or limit the parties’ general obligation at law to mitigate a loss which they may suffer or incur as a result of a matter that may give rise to a claim under this indemnity.

20. LIMITATION OF LIABILITY

20.1

The parties’ liability under this Agreement shall be limited to direct actual damages. For the avoidance of doubt no party shall be liable to the other under this Agreement for any indirect damages, loss of profits, punitive or consequential damages.

20.2

This Clause sets out the entire financial liability of the parties (including any liability for the acts or omissions of their respective employees, agents, and subcontractors) to each other in respect of:

(a)	any breach of this Agreement;

(b)	any use made or resale of the Products by the Distributor, or of any third party product incorporating any of the Products; and

(c)	any representation, statement or tortious act or omission (including negligence) arising under or in connection with this Agreement.

20.3	Nothing in this Agreement shall limit or exclude the liability of either Party for:

(a)	death or personal injury resulting from gross negligence; or

(b)	negligence, fraud or fraudulent misrepresentation.

20.4

The Supplier’s total liability arising under or in connection with this Agreement whether arising in contract, tort (including negligence) or restitution, or for breach of statutory duty or misrepresentation, or otherwise, shall be limited to USD 500,000.

21. INTELLECTUAL PROPERTY RIGHTS AND KNOW HOW

21.1

The parties expressly recognize that the Supplier is the owner of the Intellectual Property Rights related to the Products, and shall remain the exclusive title and full ownership of the Supplier. The Distributor shall not acquire, in any manner whatsoever, any rights over them.

21.2

The Distributor is not allowed to conduct any research and/or development of the Product and or develop similar formulations of the Product and register them before any competent authorities for its use, to market or to obtain any intellectual property rights over them, unless previously authorized in writing by the Supplier and under conditions set forth by the Supplier.

21.3

The Distributor shall notify to the Supplier immediately if it learns: (i) of any violation of the Intellectual Property Rights; (ii) of any acts of unfair competition; and (iii), in general, of any action that might be detrimental or damaging to the Supplier or to the Products.

22. ANTI-BRIBERY

22.1	The parties shall comply with all applicable laws, statutes and regulations relating to anti-bribery and anti-corruption applicable to each of them.

22.2	Distributor hereby represents and warrants that:

(a)

In carrying out its responsibilities under the Agreement, Distributor and its directors, officers, employees, representatives or other third parties acting on its behalf, have not and shall not pay, offer or promise to pay, or authorize the payment, directly or indirectly through any other person or entity, of any monies or anything of value to:

(i)

any person or firm employed by, or acting for or on behalf of, any customer or potential customer, whether private or governmental, for the purposes of inducing or rewarding favorable action by the customer or potential customer in any commercial transaction;

(ii)

any person or firm employed by, or acting for or on behalf of, any governmental entity (including state-owned or controlled entities or public international organizations) for the purposes of inducing or rewarding any action, or the withholding of any action, by such entity in any governmental matter; and

(iii)

any governmental official or employee (including employees of state-owned or controlled entities or public international organizations), political party or official of such party, or any candidate for political office, for the purposes of inducing or rewarding favorable action (or the withholding of action) or the exercise of influence by such official, party or candidate in any commercial transaction or in any governmental matter.

(b)

No rights or obligations of, or services to be rendered by the Distributor under this Agreement shall be assigned, transferred, or subcontracted to any third party without the prior written consent of the Supplier.

(c)

In no event shall the Distributor or the Supplier be obligated under this Agreement to take any action or omit to take any action that the Distributor or the Supplier believes, in good faith, would cause it to be in violation of any applicable laws, including the Foreign Corrupt Practices Act (“FCPA”), or any applicable anti-bribery and anti-kickback statute.

(d)

Complete and accurate books and records shall be maintained in connection with this Agreement and all transactions related thereto and all such records shall be maintained for at least 24 months after expiration or termination of this Agreement.

22.3

Breach of this Clause 22 shall be deemed a material breach of this Agreement. The Supplier retains the right to suspend or terminate this Agreement immediately upon written notice if it believes, in good faith, that the Distributor has breached any elements of applicable law, or if the Distributor makes a false or fraudulent statement, representation or warranty while carrying out its contractual obligations.

23. INSURANCE

23.1

The Distributor shall at its own cost, obtain and maintain with reputable insurers such insurance policies as are appropriate and adequate having regard to its obligations and liabilities under this Agreement including (without prejudice to the foregoing) product/public liability insurance and employer’s liability insurance each with an indemnity limit of no less than USD 1,500,000 in aggregate in any one year period in respect of any and all liability howsoever and whenever arising in respect of a claim under this Agreement.

23.2

The Distributor shall (upon the other party’s request in writing) provide to the Supplier details of the insurance maintained in force in accordance with this Clause 23 and upon the renewal of each policy, such Distributor shall send a copy of the new insurance certificate to the Supplier.

23.3	The Distributor shall do nothing to invalidate any of the policies maintained in accordance with this Clause 23.

23.4	Neither the failure to comply nor the full compliance with the provisions of this Clause 23 shall limit or relieve the Distributor of any of their liabilities and obligations under this Agreement.

24. VIGILANCE OF THE PRODUCTS

24.1

The Distributor shall be solely responsible for, and shall act at all times in compliance with, all applicable Laws in the Territory regarding vigilance. Particularly, the Distributor confirms that it has in place and will maintain regulatory compliant systems, appropriate standard operating procedures, training programmes and documentation required to perform and comply with its vigilance obligations in accordance with applicable Laws in the Territory.

24.2

If the Distributor fails to comply with any applicable provisions concerning vigilance in the Territory, it shall immediately inform OPKO in writing of the defaulting situation. If the defaulting situation is not resolved in thirty (30) days, then OPKO may, upon delivering written notice, and provided that the Distributor has not remedied to this failure within thirty (30) days after receipt of such written notice, terminate this Agreement.

The Distributor shall, inter alia, collaborate with the healthcare authorities in the Territory and maintain its facilities in proper conditions for the storage of the Product.

24.3	Supplier and Distributor have established a Vigilance system and have designated responsible persons for pharmacovigilance activities as follows:

FOR SUPPLIER

OPKO HEALTH Spain, S.L.U.

Name: [***]

Address:

Plaça Europa, 13-15 Local 208908 Hospitalet de Llobregat (Barcelona) Spain

Tel: [***]

E-mail: [***]

FOR DISTRIBUTOR

Name: [***]

Address: 3250 Mary Street, Suite 410, Miami, Florida 33133

E-mail: [***]

Changes of contact persons or fax or telephone numbers or postal addresses shall be notified without undue delay. Changes in contact persons or addresses do not need to be documented by amendment.

25. GENERAL

25.1

Save as expressly set out elsewhere in this Agreement, no variation of this Agreement shall be binding upon the parties unless the same shall be in writing signed by a duly authorised representative of the parties, and such variation shall be particular to the circumstances mentioned by such writing and shall not be regarded as a general variation.

As an exception to the above, amendments of commercial provisions foreseen in the schedules to this Agreement (i.e. the list of products covered by this Agreement, the trademarks, the prices and the minimum purchase orders) shall be effective and binding upon them once the terms of the amendment are duly and expressly accepted by email according to the procedure set forth in clause 24.11 below. However, the parties commit themselves to send to the other party, by courier, the original amendment Agreement duly signed so that each of them may have an original counterpart.

25.2

The failure of either party to insist upon strict performance of any provision of this Agreement, or the failure of either party to exercise any right or remedy to which it is entitled hereunder, shall not constitute a waiver thereof and shall not cause a diminution of the obligations established by this Agreement.

25.3

Subject to the specific limitation set out in this Agreement, no remedy conferred by any provision of this Agreement is intended to be exclusive of any other remedy except as expressly provided for in this Agreement and every remedy shall be cumulative and shall be in addition to every other remedy given thereunder under existing law or in equity by statute or otherwise.

25.4

If any provision of this Agreement is held by any competent authority to be invalid or unenforceable in whole or in part the validity of the other provisions of this Agreement and the remainder of the provision in question shall not be affected.

25.5

At all times in connection with this Agreement, the parties shall be independent contractors and nothing in this Agreement shall create a relationship of agency, partnership or joint venture between the parties. Therefore, neither party shall have authority to bind the other party, save as otherwise expressly permitted by the terms of this Agreement.

25.6

This Agreement and any documents annexed thereto or otherwise referred to herein contain the whole Agreement between the parties relating to the subject matter hereof and save as set out herein supersede all prior agreements, representations, arrangements, and understandings between the parties relating to that subject matter.

25.7

Neither party (or any person acting on its behalf) shall have any liability or responsibility for failure to fulfil any obligation under this Agreement so long as and to the extent which the fulfilment of such obligation is prevented, frustrated, hindered, or delayed as a consequence of a Force Majeure Event.

25.8	A party claiming the benefit of a Force Majeure Event shall as soon as reasonably practicable after the occurrence of a Force Majeure Event:

(a)	notify the other party of the nature and extent of the Force Majeure Event; and

(b)	use all reasonable endeavours to remove any such causes and resume performance under this Agreement as soon as feasible.

25.9

For the purposes of this Clause 25.7 and 25.8 a Force Majeure Event means an event beyond the control of a party (or any persons acting on its behalf) which by its nature could not have been foreseen by such party (or such person) or, if it could have been foreseen, was unavoidable and includes acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources.

Moreover, the Supplier shall not be liable in case of non-performance of its obligations under this Agreement due to a continuing and general shortage of supply of raw materials that results in the impossibility to comply with manufacture and delivery commitments.

25.10	The parties undertake to keep confidential and not disclosure to any third party any Confidential Information from the other party without the other party’s prior written consent.

The party shall (in addition to, and without affecting, any other rights or remedies the other party may have whether under statute, common law or otherwise) indemnify and keep the other party indemnified and hold the other party harmless from and against all actions, claims, demands, liabilities, damages, costs, losses or expenses (including without limitation, consequential losses, loss of profit, loss of reputation and all interest, penalties, legal and other professional costs and expenses) directly or indirectly resulting from any material breach or non-performance by the party or any person to whom it has disclosed or given access to the other party’s Confidential Information or any copies.

Given the commercial sensitivity of the Confidential Information, and without prejudice to any other rights or remedies that the other party may have, the party acknowledges and agrees that damages may not be an adequate remedy for breach or threatened breach of the obligations set out in this Agreement and that the other party shall be entitled to seek specific performance and injunctive or other equitable relief and that no proof of special damages shall be necessary for the enforcement of this Agreement.

The provisions of this Clause 24.10 shall survive termination or expiry of this Agreement.

25.11	Any notice required or permitted to be given by either party to the other under this Agreement shall be in writing and addressed to the attention of the following persons on the following addresses:

To Supplier:	Attention: [***] Email: [***] Address: Plaça Europa, 13-15 Local 2, 08908 Hospitalet de Llobregat (Barcelona) Spain
With a copy to:	OPKO Health, Inc. Attention: [***] Email: [***] Address: 4400 Biscayne, Blvd. Miami, FL 33029
To Distributor:	Attention: Charles M. Fernandez, CEO Email: [***] Address: 3250 Mary Street, Suite 410 Miami, Florida 33133

With a copy to:	Attention: [***] Email: [***] Address: 224 Palermo Avenue Coral Gables, Florida 33134

Legal communications may be sent by electronic mail or traditional mail.

25.12

This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute an original of this Agreement, but all the counterparts shall together constitute the same Agreement.

25.13	Each party shall pay its own costs in connection with the negotiation, preparation, execution and performance of this Agreement and all documents ancillary to it.

25.14

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida and the parties submit to the exclusive jurisdiction of the Courts of Miami-Dade County, Florida, which shall serve as the exclusive venue to the exclusion of all others.

This Agreement has been entered into on the date stated at the beginning of it.

The parties agree and expressly accept that the Agreement shall be binding upon them once duly signed by each and sent by email in PDF (Portable Document Format) to the other party. However, the parties commit themselves to send to the other party, by courier, the original Agreement duly signed so that each of them may have an original counterpart.

Signed by

for and on behalf of
OPKO HEALTH SPAIN, S.L.U.

Signed by
for and on behalf of
NEXTPLAT CORP

Approved by OPKO’s legal department:

Schedule 1 Products, Trademarks, Product Prices and minimum volumes per Order

TERRITORY for all Products: China

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Schedule 2 Specification

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